Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com

Gevo Reports Second Quarter 2025 Financial Results

Achieves Positive Net Income in the Second Quarter and Positive Adjusted EBITDA1

for the Second Quarter and Six Months Ended June 30, 2025

●	Positive Net Income Attributable to Gevo of $2.1 million in the Second Quarter
●	Positive Adjusted EBITDA[1] of $17 million in the Second Quarter
●	Revenues Increased $14 million Quarter-Over-Quarter
●	Positive Earnings per Share Attributable to Gevo of $0.01 for the Second Quarter
●	Results Driven by Successful Execution on Low-Carbon Ethanol and Carbon Capture Acquisition, First Sales of Clean Fuel Production Credits

ENGLEWOOD, Colo. – August 11, 2025 – Gevo, Inc. (NASDAQ: GEVO) (“Gevo”, the “Company”, “we”, “us” or “our”), a leading developer of cost-effective, renewable hydrocarbon fuels and chemicals that also can deliver significant carbon emission abatement, today announced financial results for the second quarter and six months ended June 30, 2025. In a landmark milestone, the Company reported positive net income for the second quarter of 2025 and that it achieved the previously announced positive Adjusted EBITDA1 target for the second quarter and six months ended June 30, 2025, as a result of successful performance of our assets.

Net Income Attributable to Gevo Grew by $20 Million and Adjusted EBITDA1 Grew by $32 Million During the Six Months Ended June 30, 2025, Compared to Same Period Last Year

The key growth drivers were:

●	Carbon Dioxide Removal (“CDR”) credit sales have begun, immediately adding a new co-product and stream of revenue for the Company from a global marketplace.
o	We anticipate growing CDR credit sales to $3-5 million by the end of this year, utilizing biogenic carbon dioxide (CO2) removal capacity at our carbon capture and sequestration (“CCS”) assets that is not already claimed in Low Carbon Fuel Standard (“LCFS”) markets.
o	We estimate long-term sales of this new co-product could exceed $30 million per year or more from the Gevo North Dakota (“GevoND”) site, even before synthetic aviation fuel (“SAF”) is produced and before we expand the use of our CCS site.
◾	The durable CDR market is global and expected to grow. According to third party research of this market[2], the second quarter was the highest recorded volume of CDR credit sales recorded and has now accumulated over $10 billion in sales, reflecting nearly 40 million tons of CO2 removal.

1 Adjusted EBITDA is a non-GAAP measure calculated by adding back depreciation and amortization, allocated intercompany expenses for shared service functions, non-cash stock-based compensation, and the change in fair value of derivative instruments to GAAP loss from operations as well as monetized tax credits, if any. A reconciliation of adjusted EBITDA to GAAP loss from operations is provided in the financial statement tables following this release. Adjusted EBITDA was referred to as “cash EBITDA” in previous periods. See Non-GAAP Financial Information below.

2 Source: https://www.cdr.fyi/

o	We are exploring growth options to bring third party CO2 volumes to our CCS site, where we have leases granting us rights to an estimated 1 million tons per year of pore space, which we believe is capable of sequestering carbon for over one thousand years. We would expect to market the CDR credits generated from additional carbon capture in the future.
o	During the second quarter, we sold over $1 million worth of CDR credits.
●	Clean Fuel Production Credit (“CFPC”) sales from low-carbon ethanol with CCS and renewable natural gas (“RNG”) have also begun, contributing approximately $21 million combined to our net income and Adjusted EBITDA[1] during the six months ended June 30, 2025.
o	We are leveraging our specialized capabilities to further reduce the carbon intensity of our low-carbon ethanol with CCS and RNG production facilities, and we expect to continue generating, collecting cash from customers of credits and applying it to our cost of goods sold (“COGS”), thereby causing a reduction in COGS. We treat this credit sale as a co-product credit. During the second quarter, we recognized the COGS benefit for the five months that we have owned GevoND. Going forward, we expect this credit to exceed $10 million per quarter through the end of 2029, when the credit expires, unless further extended by legislation.
o	Cash from CFPC sales is expected to help us reinvest in site improvements to optimize GevoND and help us fund pre-construction development costs for our portfolio of SAF projects.
●	Low-carbon fuels, including low-carbon ethanol, carbon capture and co-products, and RNG contributed to income from operations and Adjusted EBITDA[1] from the sales of drop-in energy products and associated environmental attributes.
o	Low-carbon ethanol and co-product operations contributed approximately $18 million to our income from operations and $7 million to our Adjusted EBITDA[1] (for a total of $26 million including the impact of CFPC sales) during the six months ended June 30, 2025, excluding the month of January prior to closing our acquisition of these assets, from production of 28 million gallons of low-carbon ethanol, 93,000 tons of feed and 8 million pounds of distillers corn oil co-products.
◾	In the long term, we expect the primary drivers of this contribution to our income from operations and Adjusted EBITDA[1] to be consistent operations (volume of low-carbon ethanol and co-products), as well as prevailing market prices of corn and ethanol, which we economically hedge through commodity-based derivative transactions to manage our exposure to commodity price fluctuations.
◾	We believe this segment will continue to generate durable cash flow due to its competitive advantages, including:
●	Our wholly owned, onsite CCS currently provides our low-carbon ethanol with an industry-leading carbon intensity score, giving us an advantage when selling to LCFS markets.
●	We currently produce approximately 2 million gallons per year of corn fiber ethanol, which qualifies that portion of volume for a cellulosic D3 RIN and a near zero carbon intensity on that volume.
●	Gevo’s RNG facility (“GevoRNG”) contributed approximately $2 million to our income from operations and $3 million to Adjusted EBITDA[1] (or a total of $5 million including CFPC sales) during the six months ended June 30, 2025, from approximately 172 thousand MMBtu of RNG production.

Other Recent Transactions:

In May, we entered into a definitive agreement to sell our subsidiary Agri-Energy, LLC to A.E. Innovation, LLC (“A.E.”) for $7 million. The transaction includes Agri’s 18-million-gallon-per-year ethanol-production facility located in Luverne, Minnesota and is expected to close by the end of 2025, subject to the procurement of financing by A.E. and the satisfaction of other customary closing conditions. Following the sale, we will retain the ownership of certain equipment at the facility, including isobutanol fermentation capacity and some of the vacant land.

Additionally, after the second quarter, we closed on a refinancing in July related to GevoRNG, resulting in the release of approximately $30 million of restricted cash on our balance sheet after reserves and transaction costs.

Our Renewable Jet Fuel Platform Positions Gevo For Long-Term, Reproducible Growth.

●	The Market Opportunity: U.S. jet fuel consumption is expected to grow by more than 2 billion gallons per year in the next decade according to data from U.S. Energy Information Administration (“EIA”)[3]. To meet this growing jet fuel demand and balance domestic ethanol supply, we believe dozens of ATJ SAF facilities need to be deployed in the next decade in the US alone, utilizing 3.5 billion gallons of ethanol and producing over 2 billion gallons of cash-cost-of-production competitive, domestic jet fuel, while attracting billions of dollars of investment to local, agricultural communities.
●	Standardized Plant Designs: Given our extensive history and experience with SAF, and to continue our leadership role in this market, we have developed standardized plant designs, including ATJ-30 and ATJ-60, to convert low-carbon ethanol to SAF. We believe GevoND provides an attractive potential location for ATJ-30, due to our hundreds of acres of undeveloped land, our existing CCS, and our production of low-cost, low-CI ethanol. For the ATJ-60 facility, we remain engaged with the Department of Energy’s Loan Program Office on the path to closing the $1.63 billion loan guarantee to construct our facility in South Dakota and are matching our rate of development spend with this financing timeline.
●	Long-Term Growth Strategy: As we demonstrate the business systems of ATJ-30 and ATJ-60, we expect further growth by developing our SAF platform and proprietary systems, using several models as needed, such as build-own-operate, joint venture, or licensing models. We recognize the enormous market opportunity for our plant designs, systems, and technology given the 180 existing brownfield ethanol locations in the United States, plus additional greenfield locations in the U.S. and globally.
●	Extensive Intellectual Property Portfolio and Strategic Partnerships: To facilitate this growth, we have developed an extensive intellectual property portfolio around our SAF platform, Ethanol-to-Olefins (“ETO”) technology and Verity carbon tracking software. Our portfolio includes over 300 patents, many of which were issued in the past few years during development of our ATJ-30 and ATJ-60 designs.

2025 Second Quarter Financial Highlights

●	Ended the second quarter with cash, cash equivalents and restricted cash of $126.9 million.
●	Combined operating revenue, interest and investment income was $44.7 million for the second quarter.
●	Income from operations of $5.8 million for the second quarter.
●	Non-GAAP Adjusted EBITDA[1] of $17.3 million for the second quarter.
●	GevoND generated income from operations of $17.1 million, and non-GAAP Adjusted EBITDA[1] of $24.2 million for the second quarter.
●	GevoRNG generated income from operations of $1.5 million, and non-GAAP Adjusted EBITDA[1] of $2.6 million for the second quarter.
●	Net income per share of $0.01 for the second quarter.

Management Comment

“This was a landmark quarter for us,” commented Dr. Patrick Gruber, Gevo’s Chief Executive Officer. “Our results are delivering on the targets we said we would achieve this year, even sooner than we expected. We said we would grow recurring Adjusted EBITDA, and it has begun—real cash flow, not one-time, not speculative. It’s coming from running our GevoND operations efficiently, capturing carbon, and selling voluntary carbon credits as CDRs and CFPCs, in addition to ethanol, protein, corn oil, and RNG sales. All of this sets the stage for growth of SAF production, more liquid fuel production, more CDRs and more CFPCs.”

3 Source: US EIA Annual Energy Outlook, April 2025.

“I really like these results regarding carbon sales. It’s outstanding that companies are willing to step up and pay for what they believe in--carbon reduction. It’s a new product; and for us, it’s a co-product. Our fuel manufacturing systems are designed end-to-end to abate carbon. The result is that we can manufacture cost-competitive renewable liquid fuels, while abating carbon. What I like about our plans for growth even more is the potential for rural economic growth, the additional production of protein and feed for the food chain, and the potential increased profit for the farmers who supply us. It’s good for America and for Gevo,” continued Dr. Gruber.

Dr. Gruber added: “Building on this base of profitability and our extensive history with SAF, we are positioning ourselves for future reproducible growth. We’re engineering ATJ-30, getting ready for ATJ-60, which needs to be financed, and setting ourselves up to develop this system in the U.S. and globally. The world is going to need more jet fuel. Collectively we believe the path ahead is to make jet fuel from renewables that abate the carbon footprint, which can compete on a cost basis with petro-jet fuel. We believe Gevo is positioned to meet the growing world demand for jet fuel with SAF. That’s the vision. SAF done right is a cost-effective, scalable platform for fulfilling growing jet fuel demand, supporting agriculture for future generations, and building real American energy independence.”

Leke Agiri, Gevo’s Chief Financial Officer, commented: “We achieved positive net income and positive Adjusted EBITDA in the second quarter, marking a major financial milestone and delivering on what we said we would do. This reflects the tangible value created by our GevoND and GevoRNG business segments, along with the monetization of the CFPC.”

Mr. Agiri continued: “Our CFPC production is booked each quarter as a reduction in COGS as we produce and earn this credit. In addition, our sales of these credits have been backed by a tax insurance policy to mitigate residual risk associated with transferring these credits to buyers, which we view as low risk to begin with. In short, the growth we have reported this quarter represents a step-change for us.”

Further Details on the Clean Fuel Production Credit

Also known as the Section 45Z tax credit, the CFPC was an extension of previous domestic biofuel incentives and took effect in 2025 as part of the Inflation Reduction Act. It was subsequently extended further in the One Big Beautiful Bill Act, through 2029. Historically, similar credits called the Blenders Tax Credit have been extended by legislation to continue to promote U.S. domestic agriculture and biofuel production. As disclosed in our Current Report on Form 8-K filed on July 7, 2025, we initially sold $22 million of these generated credits to a bank. This bank has a right of first offer (subject to certain conditions) to purchase substantially all of the remaining credits we expect to generate in 2025. In addition, the market demand for similar investment and production tax credits is approximately $30 billion4 according to third party research of this market, and we expect to sell the full amount of our capacity each year.

2025 Second Quarter Financial Results

Operating revenue. During the three months ended June 30, 2025, operating revenue increased by $38.2 million compared to the three months ended June 30, 2024. This increase was primarily due to $37.2 million in revenue from GevoND, and $0.9 million in revenue from the sale of isooctane and others.

Cost of production. Cost of production increased $13.8 million during the three months ended June 30, 2025, compared to the three months ended June 30, 2024, primarily due to production costs related to GevoND operation, partially offset by $20.8 million 45Z tax credit booked, net of transaction costs. The 45Z tax credit, designed to incentivize the production of SAF, allowed us to lower overall production costs, while maintaining production levels.

Depreciation and amortization. Depreciation and amortization increased $2.9 million during the three months ended June 30, 2025, compared to the three months ended June 30, 2024, primarily due to $4.8 million depreciation related to GevoND, partially offset by a $2.5 million reduction of depreciation related to assets fully depreciated at our Luverne, Minnesota facility.

Research and development expense. Research and development expenses decreased $0.7 million during the three months ended June 30, 2025, compared to the three months ended June 30, 2024, primarily due to decreased consulting expenses.

General and administrative expense. General and administrative expense decreased $0.7 million during the three months ended June 30, 2025, compared to the three months ended June 30, 2024, primarily due to a $1.9 million decrease in stock-based

4 Source: https://www.cruxclimate.com/insights/2024-transferable-tax-credit-market-key-takeaways compensation, partially offset by $1.2 million higher insurance costs, professional and consulting services and computer and software costs.

Project development costs. Project development costs are primarily related to our Alcohol-to-Jet Projects and Verity, which consist primarily of employee expenses, preliminary engineering costs, and technical consulting fees. Project development costs decreased $6.9 million during the three months ended June 30, 2025, compared to the three months ended June 30, 2024, primarily due to a $3.3 million decrease in consulting and professional services fees, as well as the timing of $3.5 million reimbursement received from the USDA program during the second quarter.

Income (loss) from operations. The Company’s loss from operations decreased by $29.8 million for the three months ended June 30, 2025, compared to the same period in 2024. This improvement was primarily driven by increased revenues from GevoND, lower cost of production due to the recognition of the 45Z tax credit, a reduction in project development expenses, and decreased general and administrative expenses.

Interest expense. Interest expense increased $3.2 million during the three months ended June 30, 2025, compared to the three months ended June 30, 2024, primarily due to the debt used to acquire GevoND and a higher interest rate on our remarketed RNG bonds.

Interest and investment income. Interest and investment income decreased $2.8 million during the three months ended June 30, 2025, compared to the three months ended June 30, 2024, primarily due to the acquisition of GevoND and to fund our capital projects and operating costs, resulting in a lower balance of cash equivalent investments during the three months ended June 30, 2025.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. ET will be Dr. Patrick R. Gruber, Chief Executive Officer, Dr. Chris Ryan, President and Chief Operating Officer, Leke Agiri, Chief Financial Officer, Dr. Paul Bloom, Chief Business Officer and Dr. Eric Frey, Vice President of Finance and Strategy. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the live call, please register through the following event weblink: https://register-conf.media-server.com/register/BI837becc646fa4780899cbd8ed1b21b9a. After registering, participants will be provided with a dial-in number and pin.

To listen to the conference call (audio only), please register through the following event weblink: https://edge.media-server.com/mmc/p/u9fuak7q/.

A webcast replay will be available two hours after the conference call ends on August 11, 2025. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a next-generation diversified energy company committed to fueling America’s future with cost-effective, drop-in fuels that contribute to energy security, abate carbon, and strengthen rural communities to drive economic growth. Gevo’s innovative technology can be used to make a variety of renewable products, including SAF, motor fuels, chemicals, and other materials that provide U.S.-made solutions. By investing in the backbone of rural America, Gevo’s business model includes developing, financing, and operating production facilities that create jobs and revitalize communities. Gevo owns and operates one of the largest dairy-based RNG facilities in the United States, turning by-products into clean, reliable energy. We also operate an ethanol plant with an adjacent CCS facility, further solidifying America’s leadership in energy innovation. Additionally, Gevo owns the world’s first production facility for specialty ATJ fuels and chemicals. Gevo’s market-driven “pay for performance” approach regarding carbon and other sustainability attributes, helps ensure value is delivered to our local economy. Through its Verity subsidiary, Gevo provides transparency, accountability, and efficiency in tracking, measuring and verifying various attributes throughout the supply chain. By strengthening rural economies, Gevo is working to secure a self-sufficient future and to make sure value is brought to the market.

For more information, see www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, future CDR sales and growth, the CDR market, our CCS capacity, future CFPC credit generation and sales, jet fuel market growth, the financing and the timing of our ATJ-60 project, our ATJ-30 project, our financial condition, our results of operation and liquidity, our business plans, our business development activities, financial projections related to our business, our RNG business, our plans to develop our business, our ability to successfully develop, construct, and finance our operations and growth projects, our ability to achieve cash flow from our planned projects, and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in our most recent Annual Report on Form 10-K and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with U.S. generally accepted accounting principles (“GAAP”), including non-GAAP adjusted EBITDA. Non-GAAP adjusted EBITDA excludes depreciation and amortization, allocated intercompany expenses for shared service functions, and non-cash stock-based compensation from GAAP loss from operations. Management believes this measure is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. This non-GAAP financial measure also facilitates management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes this non-GAAP financial measure is useful to investors because it allows for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Gevo, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$57,257	$189,389
Restricted cash	69,644	1,489
Trade accounts receivable, net	11,025	2,411
Inventories	16,939	4,502
Prepaid expenses and other current assets	15,576	5,920
Total current assets	170,441	203,711
Property, plant and equipment, net	344,914	221,642
Restricted cash	—	68,155
Operating right-of-use assets	2,137	1,064
Finance right-of-use assets	1,201	1,877
Intangible assets, net	70,327	8,129
Goodwill	43,558	3,740
Deposits and other assets	69,539	75,623
Total assets	$702,117	$583,941
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$43,450	$22,006
Operating lease liabilities	677	333
Finance lease liabilities	1,211	2,001
Remarketed Bonds payable, net	27,895	21
Total current liabilities	73,233	24,361
Remarketed Bonds payable, net	39,631	67,109
Loans payable	99,966	—
Operating lease liabilities	1,703	966
Finance lease liabilities	234	187
Asset retirement obligation	2,177	—
Other long-term liabilities	5,405	1,830
Total liabilities	222,349	94,453

Redeemable non-controlling interest	5,664	—

Equity
Common stock, $0.01 par value per share; 500,000,000 shares authorized; 241,841,590 and 239,176,293 shares issued and outstanding at June 30, 2025, and December 31, 2024, respectively.	2,419	2,392
Additional paid-in capital	1,291,630	1,287,333
Accumulated deficit	(819,945)	(800,237)
Total stockholders' equity	474,104	489,488
Total liabilities and stockholders' equity	$702,117	$583,941

Gevo, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Total operating revenues	$43,413	$5,260	$72,522	$9,250
Operating expenses:
Cost of production	17,265	3,423	38,711	6,010
Depreciation and amortization	7,213	4,277	12,835	8,728
Research and development expense	934	1,641	1,986	3,189
General and administrative expense	10,783	11,513	21,867	23,663
Project development costs	831	7,736	5,833	13,055
Acquisition related costs	—	—	4,438	—
Facility idling costs	591	699	1,195	1,775
Total operating expenses	37,617	29,289	86,865	56,420
Income (loss) from operations	5,796	(24,029)	(14,343)	(47,170)
Other (expense) income
Interest expense	(4,345)	(1,113)	(7,639)	(1,655)
Interest and investment income	1,322	4,143	3,092	8,736
Other (expense) income, net	(44)	(3)	(154)	212
Total other (expense) income, net	(3,067)	3,027	(4,701)	7,293
Net income (loss)	2,729	(21,002)	(19,044)	(39,877)
Net income attributable to redeemable non-controlling interest	585	—	540	—
Net income (loss) attributable to Gevo, Inc.	$2,144	$(21,002)	$(19,584)	$(39,877)

Net income (loss) per share - basic	$0.01	$(0.09)	$(0.08)	$(0.17)
Net income (loss) per share - diluted	$0.01	$(0.09)	$(0.08)	$(0.17)
Weighted-average common shares outstanding - basic	232,945,048	239,014,435	232,490,122	239,929,385
Weighted-average common shares outstanding - diluted	236,839,117	239,014,435	232,490,122	239,929,385

Gevo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(In thousands, except share amounts)

	For the Six Months Ended June 30, 2025 and 2024
	Stockholders' Equity					Mezzanine Equity
						Redeemable
	Common Stock			Accumulated	Stockholders’	Non-Controlling
	Shares	Amount	Paid-In Capital	Deficit	Equity	Interest
Balance, December 31, 2024	239,176,293	$2,392	$1,287,333	$(800,237)	$489,488	$—
Issuance of redeemable non-controlling interest	—	—	—	—	—	5,000
Non-cash stock-based compensation	—	—	4,142	—	4,142	—
Stock-based awards and related share issuances, net	2,665,297	27	155	—	182	—
Change in redemption value of redeemable non-controlling interest	—	—	—	(124)	(124)	124
Net loss	—	—	—	(19,584)	(19,584)	540
Balance, June 30, 2025	241,841,590	$2,419	$1,291,630	$(819,945)	$474,104	$5,664

Balance, December 31, 2023	240,499,833	$2,405	$1,276,581	$(721,597)	$557,389	—
Non-cash stock-based compensation	—	—	8,699	—	8,699	—
Stock-based awards and related share issuances, net	6,160,920	62	533	—	595	—
Repurchase of common stock	(6,095,513)	(61)	(4,003)	—	(4,064)	—
Net loss	—	—	—	(39,877)	(39,877)	—
Balance, June 30, 2024	240,565,240	$2,406	$1,281,810	$(761,474)	$522,742	$—

Gevo, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2025	2024
Operating Activities
Net loss	$(19,044)	$(39,877)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	4,142	8,699
Depreciation and amortization	12,835	8,728
Change in fair value of derivative instruments	(652)	—
Tax credit generation	(21,494)	—
Other non-cash income	1,274	1,276
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(3,634)	341
Inventories	(788)	243
Prepaid expenses and other current assets, deposits and other assets	(9,504)	(5,941)
Accounts payable, accrued expenses and non-current liabilities	10,295	(989)
Net cash used in operating activities	(26,570)	(27,520)
Investing Activities
Acquisitions of property, plant and equipment	(11,077)	(26,708)
Acquisition of Red Trail Energy	(198,461)	—
Net cash used in investing activities	(209,538)	(26,708)
Financing Activities
Loan proceeds	105,000	—
Payment of debt issuance costs	(5,480)	(1,665)
Non-controlling interest	5,000	—
Proceeds from the exercise of stock options	182	—
Payment of loans payable	—	(65)
Payment of finance lease liabilities	(726)	(255)
Repurchases of common stock	—	(4,064)
Net cash provided by (used in) financing activities	103,976	(6,049)
Net decrease in cash and cash equivalents	(132,132)	(60,277)
Cash, cash equivalents and restricted cash at beginning of period	259,033	375,597
Cash, cash equivalents and restricted cash at end of period	$126,901	$315,320

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Non-GAAP Adjusted EBITDA (Consolidated):
Income (loss) from operations	$5,796	$(24,029)	$(14,343)	$(47,170)
Depreciation and amortization	7,213	4,277	12,835	8,728
Stock-based compensation	2,244	4,466	4,142	8,699
Change in fair value of derivative instruments	2,080	—	(652)	—
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$17,333	$(15,286)	$1,982	$(29,743)

	Three Months Ended June 30, 2025

	Gevo	GevoFuels	GevoRNG	GevoND	Consolidated
Non-GAAP Adjusted EBITDA (Consolidated):
Income (loss) from operations	$(12,366)	$(376)	$1,456	$17,082	$5,796
Depreciation and amortization	779	—	1,374	5,060	7,213
Allocated intercompany expenses for shared service functions	259	—	(259)	—	—
Stock-based compensation	2,230	—	12	2	2,244
Change in fair value of derivative instruments	—	—	—	2,080	2,080
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$(9,098)	$(376)	$2,583	$24,224	$17,333

	Six Months Ended June 30, 2025

	Gevo	GevoFuels	GevoRNG	GevoND	Consolidated
Non-GAAP Adjusted EBITDA (Consolidated):
Income (loss) from operations	$(33,350)	$(1,100)	$1,925	$18,182	$(14,343)
Depreciation and amortization	1,526	—	2,777	8,532	12,835
Allocated intercompany expenses for shared service functions	(631)	—	631	—	—
Stock-based compensation	4,167	—	(27)	2	4,142
Change in fair value of derivative instruments	—	—	—	(652)	(652)
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$(28,288)	$(1,100)	$5,306	$26,064	$1,982

	Three Months Ended June 30, 2024

	Gevo	GevoFuels	GevoRNG	Consolidated
Non-GAAP Adjusted EBITDA (Consolidated):
Loss from operations	$(20,597)	$(1,224)	$(2,208)	$(24,029)
Depreciation and amortization	2,976	—	1,301	4,277
Allocated intercompany expenses for shared service functions	(891)	—	891	—
Stock-based compensation	4,423	—	43	4,466
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$(14,089)	$(1,224)	$27	$(15,286)

	Six Months Ended June 30, 2024

	Gevo	GevoFuels	GevoRNG	Consolidated
Non-GAAP Adjusted EBITDA (Consolidated):
Loss from operations	$(40,723)	$(2,234)	$(4,213)	$(47,170)
Depreciation and amortization	6,053	—	2,675	8,728
Allocated intercompany expenses for shared service functions	(1,781)	—	1,781	—
Stock-based compensation	8,622	—	77	8,699
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$(27,829)	$(2,234)	$320	$(29,743)

Media Contact

Heather Manuel

Vice President of Stakeholder Engagement & Partnerships

PR@gevo.com

Investor Contact

Eric Frey, PhD

Vice President of Finance and Strategy

IR@Gevo.com